Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dreyfus BNY Mellon Funds, Inc.:

We consent to the use of our reports dated December 28, 2018, with respect to the financial statements of Dreyfus Yield Enhancement Strategy Fund, Dreyfus Alternative Diversifier Strategies Fund and Dreyfus Global Emerging Markets Fund, each a series of Dreyfus BNY Mellon Funds, Inc., as of October 31, 2018, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

                                                         /s/ KPMG LLP

New York, New York

February 26, 2019